Quest Diagnostics Announces Completion of Final Extension of the Subsequent Offering Period
and Intent to Exercise Top Up Option and Complete Merger

MADISON, N.J., May 11, 2011 /PRNewswire/ -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, and Spark Acquisition Corporation, its wholly owned subsidiary (“Spark”), announced today the completion of the final extension of the subsequent offering period with respect to Spark’s cash tender offer for all outstanding shares of common stock of Celera Corporation (NASDAQ: CRA).  The final extension of the subsequent offering period for the tender offer expired at 5:00 p.m., New York City time, on Tuesday, May 10, 2011.  Computershare Trust Company, N.A., the depositary for the tender offer, has indicated that 1,492,309 shares of common stock of Celera had been tendered during the final extension of the subsequent offering period and Spark has accepted for payment all tendered shares.  Spark now owns approximately 53,215,043 shares of common stock of Celera, representing approximately 64.02% of Celera’s outstanding shares of common stock and 61.01% of Celera’s outstanding shares of common stock on a fully diluted basis (as determined pursuant to the merger agreement).

Quest Diagnostics also announced that, following receipt by the depositary for the tender offer of the requisite documents in respect of the Celera shares of common stock that were tendered in accordance with the guaranteed delivery procedures, Spark intends to exercise its option under the merger agreement (the “top-up option”) to purchase directly from Celera an additional number of shares sufficient to give it ownership of one share more than 90% of Celera’s outstanding shares when combined with the shares it purchased in the tender offer, and purchase additional shares from Celera at a purchase price of $8.00 per share (payable in a combination of cash and a promissory note), which together with the shares purchased in the tender offer, will represent at least 90% of the outstanding shares of Celera.  Quest Diagnostics then intends to effect a “short-form” merger under Delaware law as promptly as practicable following the exercise of the top-up option, without the need for a meeting of Celera stockholders.

As a result of the merger, the remaining Celera stockholders (other than Celera, Quest Diagnostics, Spark and any of their respective direct or indirect wholly owned subsidiaries, or those stockholders who properly exercise appraisal rights under Delaware law) will receive the same $8.00 per share price, in cash, without interest and subject to any required withholding of taxes, that was paid in the tender offer.  After the merger, Celera will be a wholly owned subsidiary of Quest Diagnostics, Celera shares will cease to be traded on the NASDAQ Global Select Market and Celera will no longer have reporting obligations under the Securities Exchange Act of 1934, as amended.

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions.  The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff.  Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care.  Additional company information is available at: www.questdiagnostics.com.

Forward Looking Statements

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2010 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s 2011 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2011 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Contacts:

Kathleen Valentine (Investors):  973-520-2900

Gary Samuels (Media): 973-520-2800